UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 26, 2010

SkillSoft Public Limited Company

(Exact Name of Registrant as Specified in Charter)

Republic of Ireland	0-25674	None
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

107 Northeastern Boulevard Nashua, New Hampshire	03062
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (603) 324-3000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets

On May 26, 2010, SkillSoft Public Limited Company (the “Company” or “SkillSoft”) announced the completion of the acquisition of SkillSoft by an investor group of funds sponsored by Berkshire Partners LLC (“Berkshire Partners”), Advent International Corporation (“Advent”) and Bain Capital Partners, LLC (“Bain Capital Partners”; and together with Berkshire Partners and Advent, the “Sponsors”).

Pursuant to the Transaction Agreement (the “Transaction Agreement”), dated as of February 11, 2010, as amended, between SkillSoft and SSI Investments III Limited, a company formed by funds sponsored by the Sponsors (“SSI III”), as implemented by means of a scheme of arrangement under Irish law (the “Scheme”), SkillSoft became a wholly-owned subsidiary of SSI III (the “Acquisition”). As a result of the closing of the Acquisition, funds sponsored by the Sponsors now indirectly own SkillSoft.

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

In connection with the closing of the Acquisition, the Company notified The Nasdaq Global Select Stock Market (“Nasdaq”) on May 26, 2010 that the Acquisition was consummated, pursuant to which holders of the ordinary shares issued or issuable for the Company’s outstanding American Depositary Shares (“ADSs”) are entitled to receive $11.25 per share in cash, without interest. The Company requested that the Company ADSs be suspended from listing and trading on Nasdaq, effective at the close of market on the date of the closing of the Acquisition, and that Nasdaq file with the Securities and Exchange Commission an application on Form 25 to report that the Company’s ADSs are no longer listed on Nasdaq.

Item 3.03.	Material Modification to Rights of Security Holders

On May 26, 2010, pursuant to the terms of the Transaction Agreement, each ordinary share issued or issuable for the Company’s outstanding ADSs (the “Common Shares”) issued and outstanding immediately prior to the effective time of the Acquisition was canceled and automatically converted into the right to receive $11.25 per share in cash, without interest. In connection with the approval of the Scheme by the Company’s shareholders, the articles of association of the Company were amended in order to add Article 119 thereof with respect to the Scheme. The information set forth in Item 5.03 of this Current Report on Form 8-K is incorporated by reference into this Item 3.03.

Item 5.01.	Changes in Control of Registrant.

On May 26, 2010, pursuant to the terms of the Transaction Agreement, the Company consummated the Acquisition. As a result of the closing of the Acquisition, funds sponsored by the Sponsors now indirectly own SkillSoft.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Upon consummation of the Acquisition on May 26, 2010, the following individuals ceased to be members of the board of directors of the Company: P. Howard Edelstein, James S. Krzywicki, William F. Meagher, Jr., Ferdinand von Prondzynski and William J. Boyce.

On May 26, 2010, the following individuals became the directors of the Company immediately upon consummation of the Acquisition: Michael Ascione, John Maldonado, David Humphrey, Imelda Shine and Mark Commins. Charles E. Moran, the President and Chief Executive Officer of the Company, continues to serve as a director of the Company.

Item 5.03.	Amendment to Articles of Association.

In connection with the approval of the Scheme by the Company’s shareholders, the articles of association of the Company were amended in order to add Article 119 thereof with respect to the Scheme. The articles of association as so amended are attached as an exhibit hereto and incorporated herein by reference.

Item 8.01.	Other Events

On May 26, 2010, the Company issued press releases in the U.S. and in Ireland announcing the closing of the Acquisition, which press releases are filed as exhibits hereto and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description of Exhibit

3.2	Articles of Association of SkillSoft plc, as amended.

99.1	U.S. Press Release, dated May 26, 2010

99.2	Irish Press Release, dated May 26, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SKILLSOFT PLC

Dated: May 26, 2010	By:	/S/ CHARLES E. MORAN
Charles E. Moran
President and Chief Executive Officer